Exhibit 99.1

NYSE Euronext Board of Directors Accepts Resignation of Ricardo Salgado

New York, April 26, 2012 — NYSE Euronext (NYSE: NYX) announced today that its Board accepted the resignation of Ricardo Salgado from the Company’s Board of Directors. Mr. Salgado tendered his resignation pursuant to NYSE Euronext bylaws after he did not receive a majority of votes cast for reelection at today’s annual meeting of NYSE Euronext shareholders.

“On behalf of our Board of Directors and the management team, it is with sincere regret that we accept Ricardo Salgado’s resignation,” said Jan-Michiel Hessels, Chairman of the NYSE Euronext Board of Directors. “Mr. Salgado has been involved with this Company in various capacities for 20 years, and his steady leadership, strategic counsel and guidance have made a significant contribution to our success. However, we completely understand the business priorities and his leadership role in the Portuguese financial community which require his full attention, and we wish him continued success.”

Mr. Salgado’s involvement with NYSE Euronext dates back to 1992, when he first served as a member of the NYSE European steering committee. He played a leading role in the decision of the Lisbon Stock Exchange to join Euronext in 2002, and subsequently in the merger of NYSE and Euronext in 2007, creating the leading global operator of financial markets.

Mr. Hessels stated further that Mr. Salgado would assist NYSE Euronext in a search for his replacement on the Board, and that the replacement would be from the Portuguese market.

“I would like to personally thank the members of the Board, the management team and our shareholders for their support,” said Mr. Salgado. “It has been a privilege and an honor to have contributed to NYSE Euronext’s emergence as a true leader on the global financial stage, and I remain convinced of the Company’s strong future as it transitions into the next phase of its successful growth and development.”

In accepting Mr. Salgado’s resignation, Mr. Hessels reiterated the Board’s appreciation for Mr. Salgado’s leadership and contribution to the Board and to the Company. As noted by Mr. Hessels at the annual meeting, Mr. Salgado, who serves as vice-chairman and president of the executive committee of Banco Espirito Santo, Portugal’s largest private bank, is heavily involved in the efforts to restore stability to the Portugal banking sector, including working with the government of Portugal, the European Commission, the European Central Bank, and International Monetary Fund on implementing the requirements imposed on Portugal and its banking sector.

Contacts:
Robert J. Rendine	1.212.656.2180
Caroline Nico	+ 33 1 49 27 10 74

Exhibit 99.1

Rich Adamonis	1.212.656.2140

About NYSE Euronext

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the Fortune 500. For more information, please visit: http://www.nyx.com.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext’s 2011 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.